Exhibit 99.1

Tribune Media Company Reports Third Quarter 2015 Results

Increases in Retransmission Revenues, Carriage Fees and Core Advertising Strength Continue to Accelerate Growth

NEW YORK, November 10, 2015 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and nine months ended September 30, 2015.

Third Quarter Financial Highlights (each as compared to the three months ended September 28, 2014)

•	Consolidated operating revenue grew 3% to $488.6 million.

•	Excluding political revenues, consolidated operating revenue grew 7% to $483.0 million.

•	Television and Entertainment segment revenue grew 3% to $429.7 million, driven by increased core advertising (excluding political revenues) and increased carriage and retransmission consent fees.

•	Basic and diluted earnings per share from continuing operations of $0.29.

•	Consolidated operating profit decreased 30% to $38.8 million.

•	Consolidated Adjusted EBITDA decreased 13% to $112.1 million, primarily due to a decrease in political advertising due to 2015 being an off-cycle political year.

•	Cash distributions received from equity investments of $32.0 million.

•	Quarterly cash dividend declared of $0.25 per common share.

Strategic Highlights

•	Broadcast Stations

•	Core advertising (comprised of local and national advertising revenues, excluding political revenues) grew at a rate of 4.3% for the third quarter despite 40 fewer NFL games due to the season starting one week later as compared to third quarter 2014.

•	Increased revenue market share in top three markets by an average of more than 1%.

•	Continued increase in rates for local TV retransmission, driving a 20% increase in fees in the third quarter.

•	WGN America

•	Conversion of WGN America from superstation to cable network continues to be ahead of schedule with full conversion expected before the end of 2015. The network will reach more than 80 million subscribers in January 2016.

•	39% increase in carriage fees in the third quarter driven by an increase in rates and greater distribution.

•	Digital and Data

•	Revenue growth of 7% in the third quarter driven by acquisitions.

“Our solid third quarter results reflect the consistent focus we have on our long-term growth strategies,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “We delivered growth across all our key revenue streams – advertising, carriage fees and retransmission fees – and converted WGN America to a basic cable network 18 months ahead of our initial schedule.

“We see clear and compelling evidence that sports and news programming, especially in major markets, continues to accelerate the growth of our local station business. Our investment in high-quality original content is driving revenue growth now via increased carriage fees for WGN America and is expected to do so in the future through a series of distribution platforms.

“As a result of these focused initiatives, we continue to generate value for our MVPD and advertising partners, and create highly appealing programming for our audiences.

“In the near term, we are seeing encouraging trends in the advertising marketplace and believe we are well positioned to reach the upper half of our consolidated Adjusted EBITDA guidance range for 2015.

“Looking to the future, we are confident that we have the right strategies in place to continue to deliver strong operating results as well as return long-term sustainable value to our shareholders.”

Third Quarter and Year-to-Date 2015 Results

Consolidated

Consolidated operating revenues for the third quarter of 2015 were $488.6 million compared to $474.9 million in the third quarter of 2014, representing an increase of $13.7 million, or 3%.

For the nine months ended September 30, 2015, consolidated operating revenues were $1,462.9 million compared to $1,395.9 million in the nine months ended September 28, 2014, representing an increase of $66.9 million, or 5%.

Consolidated operating profit for the third quarter of 2015 decreased $16.5 million to $38.8 million, from $55.3 million in the third quarter of 2014. For the nine months ended September 30, 2015, consolidated operating profit decreased $18.2 million to $119.5 million from $137.7 million in the nine months ended September 28, 2014.

Basic and diluted earnings per common share from continuing operations for the third quarter of 2015 were $0.29 compared to $0.53 for the third quarter of 2014.

Consolidated Adjusted EBITDA decreased to $112.1 million from $128.4 million in the third quarter of 2014, representing a decrease of $16.3 million, or 13%. The decline is primarily attributable to a decrease in net political advertising of $16.7 million due to 2015 being an off-cycle political year.

For the nine months ended September 30, 2015, consolidated Adjusted EBITDA decreased $63.3 million, or 16%, to $333.4 million as compared to $396.8 million in the nine months ended September 28, 2014.

Cash distributions from equity investments in the third quarter of 2015 were $32.0 million compared to $17.7 million in the third quarter of 2014. Cash distributions for the nine months ended September 30, 2015 were $161.1 million compared to $333.0 million for the nine months ended September 28, 2014. The increase in the three months ended September 30, 2015 was due to a $16.0 million cash distribution from CareerBuilder, LLC. Cash distributions in the nine months ended September 28, 2014 included $159.6 million from Classified Ventures, LLC in connection with the sale of its Apartments.com business as well as a one-time distribution of $12.4 million received in the first quarter of 2014 related to the previously calculated Television Food Network, G.P. management fees for years 2011 and 2012.

Television and Entertainment Segment

Television and Entertainment segment revenues were $429.7 million in the third quarter of 2015, compared to $418.3 million in the third quarter of 2014, an increase of $11.4 million, or 3%, and were comprised of:

•	Advertising revenues of $319.5 million as compared with $321.9 million in the third quarter of 2014, representing a decrease of $2.4 million, or 1%. Core advertising (comprised of local and national advertising revenues, excluding political revenues) increased by $12.1 million, or 4.3%. Offsetting the increase in core advertising was a decrease in net political advertising of $16.7 million due to 2015 being an off-cycle political year.

•	Local station retransmission consent fees of $69.9 million in the third quarter of 2015, representing an increase of $11.8 million, or 20%, from $58.1 million in the third quarter of 2014, as a result of contract renewals with distribution partners at higher rates that became effective in late 2014.

•	Carriage fees of $19.5 million in the third quarter of 2015 compared to $14.0 million in the third quarter of 2014, representing an increase of $5.5 million, or 39%, as a result of obtaining higher rates for WGN America distribution.

Television and Entertainment segment revenues for the nine months ended September 30, 2015 were $1,285.6 million, compared to $1,245.5 million for the nine months ended September 28, 2014. Specifically:

•	Advertising revenues were $953.8 million for the first nine months of 2015, a decrease of $3.8 million, or less than 1%, as compared to advertising revenues of $957.6 million in the first nine months of 2014. Core advertising (comprised of local and national advertising revenues, excluding political revenues) increased by $13.2 million, or 1.5%. Offsetting the increase in core advertising was a decrease in political advertising of $23.8 million due to 2015 being an off-cycle political year.

•	Local station retransmission consent fees were $208.8 million, as compared to $170.8 million in the first nine months of 2014, representing an increase of $38.0 million, or 22%, as a result of contract renewals with distribution partners that became effective in late 2014.

•	Carriage fees were $62.7 million, as compared to $42.7 million, representing an increase of $20.0 million, or 47%, as a result of obtaining higher rates for WGN America distribution.

Television and Entertainment Adjusted EBITDA for the third quarter of 2015 was $122.5 million, compared to $132.7 million in the third quarter of 2014. Television and Entertainment Adjusted EBITDA was unfavorably impacted primarily by lower political revenues and increased programming expenses. Television and Entertainment Broadcast Cash Flow for the third quarter of 2015 was $108.0 million, compared to $107.8 million in the third quarter of 2014.

For the nine months ended September 30, 2015, Television and Entertainment Adjusted EBITDA was $361.8 million, as compared to $413.0 million for the nine months ended September 28, 2014, a decrease of $51.3 million. For the nine months ended September 30, 2015, Television and Entertainment Broadcast Cash Flow was $328.4 million, as compared to $371.0 million for the nine months ended September 28, 2014, a decrease of $42.6 million.

Digital and Data Segment

Digital and Data segment revenues in the third quarter of 2015 were $46.6 million, compared to $43.4 million in the third quarter of 2014, an increase of $3.1 million, or 7%. This increase included the acquisitions of HWW and Baseline, which were consummated in the second half of 2014, as well as the acquisitions of Infostrada Sports, SportsDirect, Covers and Enswers Inc., all of which were acquired in the second quarter of 2015, and the favorable impact of the additional month in 2015 of Gracenote, which was acquired in January 2014, partially offset by lower music revenues. For the nine months ended September 30, 2015, Digital and Data segment revenues were $140.4 million, an increase of $31.7 million, as compared to $108.7 million for the nine months ended September 28, 2014.

Digital and Data Adjusted EBITDA was $6.4 million in the third quarter of 2015, compared to $9.8 million in the third quarter of 2014, a decrease of $3.4 million. For the nine months ended September 30, 2015, Digital and Data Adjusted EBITDA was $25.6 million compared to $13.9 million in the nine months ended September 28, 2014.

Corporate and Other

Real estate revenues for the third quarter of 2015 were $12.3 million compared to $13.1 million in the third quarter of 2014, representing a decrease of $0.8 million, or 6%, due primarily to a reduction in space leased by Tribune Publishing Company at several properties and the sale of the production facility and land in Baltimore, MD in December 2014. Real estate revenues for the nine months ended September 30, 2015 were $36.8 million, compared to $41.8 million for the nine months ended September 28, 2014, representing a decrease of $4.9 million, or 12%.

The Company has recently decided to accelerate the monetization of its real estate portfolio. It has already begun a sales process for two marquee properties, the Tribune Tower in Chicago and north block of the Los Angeles Times Square property located in Los Angeles. The Company expects to broaden this sales activity to numerous other properties to take advantage of robust market conditions although there can be no assurance that any such divestiture can be completed in a timely manner, on favorable terms or at all.

Corporate and Other Adjusted EBITDA for the third quarter of 2015 represented a loss of $16.8 million, compared to a loss of $14.1 million in the third quarter of 2014. The increase in losses was primarily a result of increased corporate costs driven by the implementation of improved technology applications, as well as the establishment of new shared services operations following the separation from Tribune Publishing systems in connection with the Company’s spin-off of its principal publishing operations in August 2014. For the nine months ended September 30, 2015, Corporate and Other Adjusted EBITDA represented a loss of $53.9 million, compared to a loss of $30.1 million for the nine months ended September 28, 2014.

Stock Repurchase Program

In October 2014, the Company announced a $400 million stock repurchase program. Since inception of the program, the Company has repurchased an aggregate 5.8 million shares of the Company’s Class A common stock in open market transactions for an aggregate purchase price of approximately $333 million. During the third quarter of 2015, the Company repurchased approximately 1.5 million shares of the Company’s Class A common stock in open market transactions for $80 million. During the nine months ended September 30, 2015, the Company repurchased approximately 4.7 million shares of the Company’s Class A common stock in open market transactions for $265 million. As of November 10, 2015, the remaining authorized amount under the program totaled approximately $67 million.

Sale of Partnership Interest

On September 2, 2015, the Company sold its 3% interest in Newsday Holdings LLC (“NHLLC”) to CSC Holdings LLC, the current majority owner of NHLLC for $8 million and recognized a $3 million non-operating gain in connection with the sale. The Company’s deferred tax liability of $101 million became payable upon the consummation of the sale and the Company expects to make this tax payment prior to the end of 2015.

Quarterly Dividend

On November 4, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share on the Company’s Class A common stock and Class B common stock. In addition, holders of the Company’s outstanding warrants will receive a cash payment equal to the amount of the dividend paid per share of common stock for each share of common stock such warrants are exercisable into. The dividend is payable on December 7, 2015 to stockholders and warrant holders of record at the close of business on November 20, 2015. This is the third quarterly dividend declared under the Board of Director’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Company’s Board of Directors.

Financial Guidance

The following represents the Company’s financial guidance for the full year 2015. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements”, and may differ materially from our actual results.

The Company is reaffirming guidance related to its 2015 full year consolidated performance, and expects the following financial results as it relates to full year 2015:

Consolidated

•	Net Revenues: $2.00 billion to $2.03 billion

•	Adjusted EBITDA: $480 million to $495 million

Television and Entertainment Segment

•	Total Net Revenues: $1.75 billion to $1.77 billion

•	Core Advertising (local and national advertising revenues): Low to mid-single digit increases over 2014

•	Retransmission Consent Fees: $281 million to $284 million

•	Previous guidance of $275 million to $277 million

•	Cable Network Carriage Fees: $85 million to $87 million

•	WGN America / Tribune Studios Programming Expenses: $(150) million to $(160) million

•	Adjusted EBITDA: $500 million to $515 million

Digital and Data Segment

•	Net Revenues: $200 million to $205 million

•	Adjusted EBITDA: $46 million to $48 million

Corporate and Other

•	Real Estate Revenues: approximately $49 million

•	Previous guidance of approximately $50 million

•	Real Estate Expenses: approximately $(26) million

•	Previous guidance of approximately $(30) million

•	Corporate Expenses, excluding stock-based comp: $(95) million to $(97) million

•	Previous guidance of $(86) million to $(88) million

•	Adjusted EBITDA: $(72) million to $(74) million

•	Previous guidance of $(66) million to $(68) million

Key Cash Flow Metrics

•	Capital Expenditures: Total of $100 million, including approximately $50 million of non-recurring capital expenditures

•	Cash Taxes(1): $95 million to $100 million

•	Cash Interest: approximately $130 million

•	Depreciation & Amortization: approximately $260 million

•	Stock-based Compensation: approximately $35 million

(1)	Cash taxes excludes a tax payment of approximately $252 million related to the gain on the sale of Classified Ventures in the fourth quarter of 2014, paid in the first quarter of 2015. Also excluded from guidance is a tax payment of approximately $101 million related to the September 2, 2015 sale of the Company’s interest in NHLLC to CSC Holdings LLC which the Company expects to make prior to the end of 2015.

Long Term Outlook

Management expects strong growth in consolidated Net Revenue and consolidated Adjusted EBITDA in 2016 including a robust political advertising season. However, at this time the Company is not re-affirming its previously provided 2016 consolidated Adjusted EBITDA growth rate of greater than 30 percent.

A number of factors may impact the Company’s 2016 consolidated Adjusted EBITDA growth rate expectations. These include whether favorable fourth quarter 2015 core advertising trends continue into 2016, and the progress of the Company’s real estate monetization process. This process, which is expected to generate proceeds for the Company, may also decrease rental income and increase rental expense. The Company plans to provide an update with respect to 2016 consolidated Adjusted EBITDA when it announces its fourth quarter results.

The Company currently expects the following for the period of 2016 - 2019:

•	WGN America and Tribune Studios revenue growth to be greater than 20% annually

•	WGN America and Tribune Studios programming expenses approximating 50% of net revenues

•	Digital and Data net revenue growth of 10% to 12% annually

•	Digital and Data Adjusted EBITDA margins growing to low 30% range

Conference Call Information

The Company will host a conference call today at 8:30 a.m. ET to discuss its third quarter results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 5539421.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until November 18, 2015 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10074794.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching over 50 million households, national entertainment network WGN America, available in approximately 73 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Lisa Kampf, Finsbury	Gary Weitman
Interim Investor Relations Contact	SVP/Corporate Relations
(312) 560-6178	(312) 222-3394
lisa.kampf@finsbury.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA for the Company and our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). Adjusted EBITDA for the Company is defined as net income before income (loss) from discontinued operations, net of taxes, income taxes, investment transactions, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights- amortization expense less broadcast rights- cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EBITDA and Broadcast Cash Flow is useful to investors, as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. No reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2015 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our expectations for consolidated Net Revenue and consolidated Adjusted EBITDA growth in 2016, our long-term outlook for WGN America and Tribune Studios revenue and programming expenses as well as Digital and Data segment revenue growth and Adjusted EBITDA margins, our real estate monetization strategy, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2015 and other filings with the SEC. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand and audience shares; changes in the overall market for television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of broadcast rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements; our ability to monetize our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the incurrence of costs to address contamination issues at sites owned, operated or used by our business; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with both US and foreign government regulations applicable to our industry; changes in accounting standards;

our ability to pay cash dividends on our common stock; increased interest rate risk due to our variable rate indebtedness; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 28, 2014	September 30, 2015	September 28, 2014
Operating Revenues
Television and Entertainment	$429,700	$418,294	$1,285,622	$1,245,456
Digital and Data	46,561	43,434	140,388	108,726
Other	12,333	13,130	36,845	41,757

Total operating revenues	488,594	474,858	1,462,855	1,395,939
Operating Expenses
Programming	116,295	93,928	347,493	269,551
Direct operating expenses	110,808	107,553	326,329	311,257
Selling, general and administrative	153,876	152,148	469,471	455,506
Depreciation	19,027	17,991	54,047	52,242
Amortization	49,780	47,953	145,988	169,645

Total operating expenses	449,786	419,573	1,343,328	1,258,201
Operating Profit	38,808	55,285	119,527	137,738
Income on equity investments, net	36,987	40,559	119,834	197,775
Interest and dividend income	162	363	572	681
Interest expense	(42,529)	(39,150)	(122,115)	(118,815)
Loss on extinguishment of debt	—	—	(37,040)	—
Gain on investment transactions	3,250	2	12,070	702
Other non-operating gain (loss)	2,306	68	2,517	(1,070)
Reorganization items, net	188	(1,594)	(1,432)	(5,975)

Income from Continuing Operations Before Income Taxes	39,172	55,533	93,933	211,036
Income tax expense	11,314	2,647	32,923	62,601

Income from Continuing Operations	27,858	52,886	61,010	148,435
(Loss) Income from Discontinued Operations, net of taxes	—	(14,889)	—	13,552

Net Income	$27,858	$37,997	$61,010	$161,987

Basic Earnings (Loss) Per Common Share from:
Continuing Operations	$0.29	$0.53	$0.63	$1.48
Discontinued Operations	—	(0.15)	—	0.14

Net Earnings Per Common Share	$0.29	$0.38	$0.63	$1.62

Diluted Earnings (Loss) Per Common Share from:
Continuing Operations	$0.29	$0.53	$0.63	$1.47
Discontinued Operations	—	(0.15)	—	0.14

Net Earnings Per Common Share	$0.29	$0.38	$0.63	$1.61

Regular dividends declared per common share	$0.25	$—	$0.50	$—

Special dividends declared per common share	$—	$—	$6.73	$—

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2015	December 28, 2014
Assets
Current Assets
Cash and cash equivalents	$350,320	$1,455,183
Restricted cash and cash equivalents	17,595	17,600
Accounts receivable (net of allowances of $6,143 and $7,313)	427,137	440,722
Broadcast rights	203,529	147,423
Income taxes receivable	4,094	4,931
Deferred income taxes	38,808	29,675
Prepaid expenses	68,671	26,300
Other	48,309	38,989

Total current assets	1,158,463	2,160,823

Properties
Property, plant and equipment	971,338	953,438
Accumulated depreciation	(151,245)	(102,841)

Net properties	820,093	850,597

Other Assets
Broadcast rights	309,083	157,014
Goodwill	3,945,265	3,918,136
Other intangible assets, net	2,296,033	2,397,794
Assets held for sale	41,008	5,645
Investments	1,664,837	1,717,192
Other	178,617	189,254

Total other assets	8,434,843	8,385,035

Total Assets	$10,413,399	$11,396,455

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2015	December 28, 2014
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$55,626	$77,295
Debt due within one year	26,488	4,088
Income taxes payable	62,152	252,570
Employee compensation and benefits	83,995	80,270
Contracts payable for broadcast rights	253,941	178,685
Deferred revenue	40,054	34,352
Other	93,215	56,920

Total current liabilities	615,471	684,180

Non-Current Liabilities
Long-term debt	3,459,158	3,490,897
Deferred income taxes	1,060,479	1,156,214
Contracts payable for broadcast rights	425,421	279,819
Contract intangible liability, net	18,260	34,425
Pension obligations, net	450,244	469,116
Postretirement, medical, life and other benefits	17,761	21,456
Other obligations	64,142	64,917

Total non-current liabilities	5,495,465	5,516,844

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at September 30, 2015 and at December 28, 2014	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 99,961,433 shares issued and 94,135,810 shares outstanding at September 30, 2015 and 95,708,401 shares issued and 94,732,807 shares outstanding at December 28, 2014	100	96
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares at September 30, 2015 and 200,000,000 shares at December 28, 2014; Issued and outstanding: 36,674 shares at September 30, 2015 and 2,438,083 shares at December 28, 2014	—	2
Treasury stock, at cost: 5,825,623 shares at September 30, 2015 and 975,594 shares at December 28, 2014	(333,023)	(67,814)
Additional paid-in-capital	4,611,413	4,591,470
Retained earnings	82,359	718,218
Accumulated other comprehensive loss	(59,710)	(46,541)

Total Tribune Media Company shareholders’ equity	4,301,139	5,195,431
Noncontrolling interest	1,324	—

Total shareholders’ equity	4,302,463	5,195,431

Total Liabilities and Shareholders’ Equity	$10,413,399	$11,396,455

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2015	September 28, 2014
Operating Activities
Net income	$61,010	$161,987
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	24,129	22,094
Pension credit, net of contributions	(21,875)	(33,503)
Depreciation	54,047	70,945
Amortization of contract intangible assets and liabilities	(10,842)	(31,728)
Amortization of other intangible assets	145,988	173,782
Income on equity investments, net	(119,834)	(197,149)
Distributions from equity investments	156,395	173,420
Non-cash loss on extinguishment of debt	33,480	—
Original issue discount payments	(6,158)	—
Amortization of debt issuance costs and original issue discount	9,475	10,108
Gain from sale of investments and real estate	(12,070)	(2,488)
Other non-operating (gain) loss	(553)	1,091
Change in excess tax benefits from stock-based awards	570	(896)
Transfers from restricted cash	5	709
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	15,996	73,692
Prepaid expenses and other current assets	(54,125)	(1,662)
Accounts payable	(15,343)	(5,217)
Employee compensation and benefits, accrued expenses and other current liabilities	39,569	(17,011)
Deferred revenue	5,442	22,764
Income taxes	(189,866)	(7,025)
Change in broadcast rights, net of liabilities	8,746	(16,214)
Deferred income taxes	(107,196)	(69,973)
Other, net	(9,065)	(30,365)

Net cash provided by operating activities	7,925	297,361

Investing Activities
Capital expenditures	(63,775)	(59,886)
Acquisitions, net of cash acquired	(75,000)	(261,584)
Transfers from restricted cash, net	1,091	200,813
Investments	(3,011)	(2,330)
Distributions from equity investments	4,707	159,602
Proceeds from sales of investments and real estate	22,050	3,337

Net cash (used in) provided by investing activities	(113,938)	39,952

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2015	September 28, 2014
Financing Activities
Long-term borrowings related to Publishing Spin-off	—	346,500
Long-term borrowings	1,100,000	—
Repayments of long-term debt	(1,107,302)	(297,783)
Repayment of Senior Toggle Notes	—	(172,237)
Long-term debt issuance costs related to Publishing Spin-off	—	(10,179)
Long-term debt issuance costs	(20,202)	—
Payments of dividends	(696,364)	—
Settlements of contingent consideration, net	1,174	—
Cash and restricted cash distributed to Tribune Publishing	—	(86,530)
Common stock repurchases	(272,812)	—
Change in excess tax benefits from stock-based awards	(570)	896
Tax withholdings related to net share settlements of share-based awards	(4,264)	(3,201)
Proceeds from stock option exercises	166	1,171
Contribution from noncontrolling interest	1,324	—

Net cash used in financing activities	(998,850)	(221,363)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,104,863)	115,950
Cash and cash equivalents, beginning of period	1,455,183	640,697

Cash and cash equivalents, end of period	$350,320	$756,647

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$106,987	$104,751
Income taxes, net of refunds	$331,145	$162,107

Tribune Media Company - Consolidated

Reconciliation of Net Income to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 28, 2014	September 30, 2015	September 28, 2014
Revenue	$488,594	$474,858	$1,462,855	$1,395,939

Net Income	$27,858	$37,997	$61,010	$161,987
(Loss) income from discontinued operations, net of taxes	—	(14,889)	—	13,552

Income from Continuing Operations	$27,858	$52,886	$61,010	$148,435
Income tax expense	11,314	2,647	32,923	62,601
Reorganization items, net	(188)	1,594	1,432	5,975
Other non-operating (gain) loss	(2,306)	(68)	(2,517)	1,070
Gain on investment transaction	(3,250)	(2)	(12,070)	(702)
Loss on extinguishment of debt	—	—	37,040	—
Interest expense	42,529	39,150	122,115	118,815
Interest and dividend income	(162)	(363)	(572)	(681)
Income on equity investments, net	(36,987)	(40,559)	(119,834)	(197,775)

Operating Profit	$38,808	$55,285	$119,527	$137,738
Depreciation	19,027	17,991	54,047	52,242
Amortization	49,780	47,953	145,988	169,645
Stock-based compensation	7,333	5,833	24,129	20,403
Severance and related charges	2,602	1,974	3,838	5,125
Transaction-related costs	1,264	5,181	6,727	13,114
(Gain) loss on sales of real estate	—	(303)	97	(303)
Contract termination costs	—	—	—	15,646
Other	620	2,194	953	6,150
Pension credit	(7,292)	(7,660)	(21,875)	(22,982)

Adjusted EBITDA	$112,142	$128,448	$333,431	$396,778

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA and Broadcast Cash Flow

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 28, 2014	September 30, 2015	September 28, 2014
Advertising	319,510	321,892	953,769	957,583
Retransmission consent fees	69,925	58,109	208,816	170,796
Carriage fees	19,548	14,023	62,668	42,742
Barter/trade	10,013	11,227	28,800	32,010
Copyright royalties	3,221	6,071	11,318	20,057
Other	7,483	6,972	20,251	22,268

Total Revenues (1)	$429,700	$418,294	$1,285,622	$1,245,456

Operating Profit (1)	$64,061	$74,294	$190,497	$191,405
Depreciation	12,194	12,693	35,640	38,205
Amortization	41,475	42,010	124,460	154,837
Stock-based compensation	3,319	2,101	9,152	6,737
Severance and related charges	1,470	347	2,006	1,869
Transaction-related costs	—	890	—	2,281
Contract termination costs	—	—	—	15,646
Other	—	358	13	1,926
Pension expense	—	20	—	124

Adjusted EBITDA (1)	$122,519	$132,713	$361,768	$413,030

Broadcast rights - Amortization	93,925	73,093	276,846	203,173
Broadcast rights - Cash Payments	(108,466)	(97,978)	(310,243)	(245,205)

Broadcast Cash Flow	$107,978	$107,828	328,371	370,998

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Digital and Data

Reconciliation of Operating Loss to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 28, 2014	September 30, 2015	September 28, 2014
Video and other	30,718	23,026	86,269	65,383
Music	15,843	20,408	54,119	43,343

Total Revenues (1)	$46,561	$43,434	$140,388	$108,726

Operating Loss (1)	$(6,207)	$(396)	$(6,623)	$(11,392)
Depreciation	2,456	2,035	6,882	5,757
Amortization	8,305	5,943	21,528	14,808
Stock-based compensation	421	42	1,651	1,379
Severance and related charges	759	1,627	570	2,763
Transaction-related costs	91	—	638	—
Other	620	580	920	580

Adjusted EBITDA (1)	$6,445	$9,831	25,566	13,895

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Corporate and Other

Reconciliation of Operating Loss to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 28, 2014	September 30, 2015	September 28, 2014
Total Revenues	$12,333	$13,130	$36,845	$41,757

Operating Loss	$(19,046)	$(18,613)	$(64,347)	$(42,275)
Depreciation	4,377	3,263	11,525	8,280
Stock-based compensation	3,593	3,690	13,326	12,287
Severance and related charges	373	—	1,262	493
Transaction-related costs	1,173	4,291	6,089	10,833
(Gain) loss on sales of real estate	—	(303)	97	(303)
Other	—	1,256	20	3,644
Pension credit	(7,292)	(7,680)	(21,875)	(23,106)

Adjusted EBITDA	$(16,822)	$(14,096)	$(53,903)	$(30,147)